SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission (only as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement
[ ]	Definitive Additional Materials
CELLWAY VENTURES, INC.
(Name of Registrant as Specified in its Charter)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: 0

(5)	Total fee paid: 0

[ ]	Fee paid previously with Preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.
(3) Filing Party:

Date Filed: February 4, 2004

2

CELLWAY VENTURES, INC.
1530 9th Avenue SE
Calgary, Alberta,Canada T2G 0T7
(403) 693-8014

NOTICE OF WRITTEN RESOLUTION OF
SHAREHOLDERSOF RECORD
ON FEBRUARY 4, 2004

NOTICE IS HEREBY GIVEN that the management of CELLWAY VENTURES, INC., a Nevada Corporation ("Corporation"), wishes that the Corporation's shareholders of record on February 4, 2004, to consider and act upon:

    The Directors' proposal to change the Corporation's name from Cellway Ventures Inc. to Acron Genomics Inc.

Corporation's management expects to receive approval of the above motion from shareholders holding a majority of the Corporation's issued and outstanding shares of common stock in a written resolution. However, the Corporation's management does not intend to take any corporate action to enact this resolution until such time as it has fulfilled its obligations under the rules and regulations of the Securities and Exchange Commission. Therefore, management is sending this notice to you. Proxies are not being solicited as management expects to receive sufficient votes to approve the above proposal. The approximate date on which this information statement is being mailed to security holders is February 4, 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

 3

INFORMATION STATEMENT
REGARDING A CORPORATE ACTION
APPROVED ON JANUARY 30, 2004

Name Change of the Corporation

This Information Statement is furnished in connection with the change of the Corporation's name to Acron Genomics Inc. This Information Statement is being sent to shareholders of record of February 4, 2004. The cost of distributing this Information Statement will be borne by the Corporation which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses particularly in connection with their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses. The mailing address of the Corporation's business offices is 1530 9th Avenue SE, Calgary, Alberta, Canada, T2G 0T7.

Shareholders Entitled To Vote

Only shareholders of record of the Company's Common Stock at the close of business on February 4, 2004 are entitled to vote on the resolution. On that date, 10,115,000 shares of Common Stock of the Corporation (the "Common Stock") were issued and outstanding. Each shareholder was entitled to one vote for each share held of record on the record date. The holders of a majority of the total shares of common stock outstanding on February 4, 2004 constituted a quorum for the transaction of business in the written resolution. As management is not soliciting proxies and expects to receive sufficient votes to obtain a quorum, abstentions and broker non-votes will not be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. A list of the shareholders of record as of February 4, 2004 will be filed in the Corporation's minute books as an attachment to the written resolution.

Voting On The Written Resolution

The passing of the proposal required the affirmative vote of a majority (5,057,501 shares) of the shares of Common Stock issued and outstanding on February 4, 2004. There were 10,115,000 common shares issued and outstanding on February 4, 2004.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon

No person who has been a director or officer of the registrant at any time since the beginning of the last fiscal year, nor any associate of the foregoing persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the written resolution.

No director of the Corporation has informed the Corporation in writing that he intends to oppose any action to be taken by the Corporation at the meeting.

4

Proposals by Security Holders

There are no proposals by any security holders.

Matters Approved In The Written Resolution

Name Change

The Corporation's Board of Directors propose that the Corporation change its name to Acron Genomics Inc., which it feels is more reflective of its current business plans and objectives to become a pharmaceutical company with operations in Europe. Although the management expects to receive approval by an affirmative vote of at least 5,057,501 shares of the Corporation's issued and outstanding shares, the Corporation is required under Securities and Exchange Commission rules and regulations to file this Schedule 14C and no corporate action may be taken on this resolution until 20 days from the mailing of this Schedule 14C. Therefore, the Corporation expects to take all necessary corporate actions to effect the name change in February 2004.

Householding

On December 4, 2000, the Securities and Exchange Commission adopted amendments permitting companies and intermediaries to satisfy the delivery requirements for proxy statements and information statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement or information statement to those shareholders unless the Corporation is otherwise advised by the shareholders. "Householding" as this is commonly known, reduces the amount of duplicate information that shareholders receive and lowers the Corporation's printing and mailing costs.

If you received multiple copies of this information and, in future, wish to receive only a single copy, please forward a written request to the attention of the Corporation's Corporate Secretary by either mail or fax to 1530 9th Avenue, SE, Calgary, Alberta, Canada, T2G 0T7, fax (403) 272-3620.

If your household received a single copy of this information and you wish to receive multiple copies in the future, or if you would like to receive additional copies of this documentation, please forward a written request to the attention of the Corporation's Corporate Secretary by either mail or fax to 1530 9th Avenue SE, Calgary, Alberta, Canada, T2G-0T7, fax (403) 272-3620.

5